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                                                                  EXHIBIT 8.1







                                 Detroit Office
                                 June 8, 1998

COMPLETE BUSINESS SOLUTIONS, INC.
32605 West Twelve Mile Road,  Suite 250
Farmington Hills, MI 48334

         RE:      Registration Statement on Form S-4

Ladies and Gentlemen:

         We have acted as counsel to Complete Business Solutions, Inc., a Michigan corporation (the "Company"), in connection with the proposed merger (the "Merger") pursuant to the Agreement and Plan of Merger (the "Merger Agreement") between Claremont Technology Group, Inc., an Oregon corporation ("Claremont"), the Company, and CBSI Acquisition Corp. III, an Oregon corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), the Registration Statement filed with the Securities and Exchange Commission on Form S-4 (the "Registration Statement"). All capitalized terms used herein, unless otherwise stated, have the meaning set forth in the Registration Statement.

         In rendering this Opinion, we have examined and relied upon originals or copies, certified or otherwise to our satisfaction, of the Merger Agreement, the Registration Statement and all Exhibits thereto, the representations as set forth in the Certificate of Timothy S. Manney, Vice President, Secretary, and Treasurer of CBSI Acquisition Corp. III dated June 8, 1998, the Certificate of Timothy S. Manney Executive Vice-President of Finance and Administration and Treasurer of Complete Business Solutions, Inc. dated June 8, 1998 and the Certificate of Stephen M. Carson, President, Chief Operating Officer and Chief Financial Officer of Claremont Technology Group, Inc. dated June 8,
1998, and considered such matters of law and of fact and relied upon such other information furnished to us, as we have deemed appropriate as a basis for our opinion set forth below, and have assumed that all documents submitted to us as originals are authentic and all documents submitted to us are certified or notarial copies or as photo or facsimile copies conform with the originals thereof. We have not undertaken any independent investigation of any formal matter set forth in any of the foregoing documents.

         The law covered in this Opinion is limited to the Federal income tax law of the United States.



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         Based upon and subject to the foregoing, we are of the opinion that the section entitled "Consequences to CBSI and Merger Sub" under the heading
"CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES - Qualification of the Merger as a Reorganization under the Codes" in the Joint Proxy Statement/Prospectus, contains an accurate general description, under currently applicable law, of the principal United States Federal income tax consequences that apply to CBSI and Merger Sub as a result of the Merger.

         This opinion is being rendered to you solely in connection with the above-referenced matter and may not be relied upon by your or any other person for any other purpose without our prior consent.

         We consent to the filing of this Opinion as an exhibit to the Registration Statement and to the use of our name in the section entitled "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" in the Joint Proxy/Statement Prospectus. In giving this consent, we do no acknowledge that we come within the category of persons whose consent is required under the Securities Act or the rules and regulations thereunder.

                                Very truly yours,

                                /s/ Butzel Long
                                BUTZEL LONG